Exhibit 99

ORBCOMM ANNOUNCES RESULTS FOR FOURTH QUARTER AND FULL YEAR 2012

–Adjusted EBITDA of $16.7 Million for 2012 and $4.2 Million in the 4th Quarter –

– Net Income of $8.7 Million or $0.19 Per Share for 2012 Compared to Breakeven for 2011–

– Service Revenues Increased 31% for 2012 –

– Two New Global Heavy Equipment OEM Partners –

– Acquisitions Expand End-To-End Solution Offerings in Two Key Vertical Markets –

Rochelle Park, NJ, March 14, 2013 – ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company specializing in two-way Machine-to-Machine (M2M) communications, today announced financial results for the fourth quarter and full year ended December 31, 2012.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011

Service Revenues	$12,369	$10,821	$49,026	$37,513
Product Sales	$3,837	$2,853	$15,472	$8,793
Total Revenues	$16,206	$13,674	$64,498	$46,306
Net Income (loss) attributable to ORBCOMM Inc. Common Stockholders	$2,111	$681	$8,673	$(45)
Net Income (loss) per Common Share - basic	$0.05	$0.01	$0.19	$(0.00)
EBITDA (1,3)	$3,773	$1,900	$14,919	$5,821
Adjusted EBITDA (2,3)	$4,167	$2,761	$16,674	$8,002

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)

Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, loss on disposition of other investment in Alanco, noncontrolling interests, impairment loss and insurance recovery.

(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

Recent Highlights:

•

Adjusted EBITDA for the quarter was $4.2 million, up 51% from $2.8 million during the same three months last year. Adjusted EBITDA for the full year was $16.7 million, up 108% from $8.0 million last year. ORBCOMM reported basic EPS of $0.05 for the fourth quarter of 2012 compared to EPS of $0.01 for the comparable period last year, and EPS of $0.19 for the full year 2012 versus breakeven of ($0.00) for 2011.

•

For the fourth quarter of 2012, Service Revenues increased 14% year-over-year to $12.4 million and were $49.0 million for the full year 2012, a 31% increase over the full year 2011. For the fourth quarter of 2012, net subscriber additions were 15,000. ORBCOMM had 759,000 billable subscriber communicators at December 31, 2012, compared to 648,000 at the end of the fourth quarter last year. The base of billable subscribers increased 17% year-over-year.

•	The company’s initiative to develop end-to-end solutions within key vertical markets continues to build momentum.

•

New Products: StarTrak introduced an enhancement of its refrigerated product, which is now capable of monitoring and controlling heated assets. In the first quarter of 2013, the largest rail network in Canada began the first broad deployment using this capability. Including StarTrak’s two-way GenTrakTM and ReeferTrak® telematics management systems, we are now providing temperature-controlled services for refrigerated and heated containers. Together, these solutions will allow the customer to monitor multiple shipping conditions to verify temperature compliance.

•	Strategic Acquisitions: In the first quarter of 2013, ORBCOMM took steps to expand its end-to-end solutions portfolio in heavy equipment and transportation.

On March 13, 2013, ORBCOMM entered into a definitive purchase agreement to acquire substantially all of the assets of MobileNet, a leader of satellite and cellular-based telematics solutions for monitoring heavy equipment and assets that support the rail industry as well as being a long-time ORBCOMM value-added reseller. The acquisition of the MobileNet business supports ORBCOMM’s growth strategy of expanding its end-to-end solutions portfolio in key vertical markets. Integrating MobileNet’s unique products and services will allow ORBCOMM to directly address opportunities within the heavy equipment industry through Original Equipment Manufacturers (OEM’s), dealers and fleet owners. Some of MobileNet’s current customers include Doosan North America, a world-class construction equipment company, and leading rail companies Union Pacific, CSX, and BNSF.

On March 13, 2013, ORBCOMM entered into a definitive purchase agreement to acquire substantially all of the assets of GlobalTrak, a division of System Planning Corp. GlobalTrak is an information services company that utilizes satellite and cellular communications networks, sensors and proprietary software platforms to provide real-time situational awareness and intelligence to improve logistics and security processes and operations on a global basis. GlobalTrak’s customer base includes military, international, government, and commercial customers. The acquisition of GlobalTrak enables ORBCOMM to expand its end-to-end solutions offerings for mobile asset applications and expand distribution into the government sector and into new geographic regions, including the Middle East and Asia.

•	The company added two new heavy equipment OEM partners to expand its leadership position as a leading supplier of M2M network connectivity for the telematics market.

•

In the first quarter of 2013, Sumitomo, one of Japan’s leading manufacturers of excavators, asphalt pavers and other construction equipment, selected ORBCOMM to provide global satellite communications services to deliver vital telematics data to Sumitomo and its customers.

•

A premier European manufacturer and supplier of mining and construction equipment will utilize ORBCOMM’s dual-mode satellite and cellular service for its global OEM telematics application. The robust solution will offer its customers the ability to track and monitor their heavy surface drilling equipment worldwide.

•

On January 7, 2013, ORBCOMM announced a $45 million Term Loan financing with AIG Asset Management (U.S.), LLC. The loan will primarily be used to facilitate growth opportunities such as new services, product offerings, geographic distribution and potential strategic acquisitions into key vertical markets.

•

On February 19, 2013, Boeing Corporation (Boeing) delivered the first production payload to Sierra Nevada Corporation (SNC) for ORBCOMM’s OG2 next generation constellation. Designed to enhance data throughput of ORBCOMM’s OG2 satellites, Boeing’s state-of-the-art, versatile communications payload will provide enhanced operational capabilities, including faster communications speeds, to support mission-critical communications for ORBCOMM customers. SNC will begin integration and environmental performance testing of the OG2 satellite in preparation for the planned launch later this year.

For more information on recent highlights, please visit www.orbcomm.com.

“2012 was a record year for ORBCOMM and we are starting to see the transformative effect of our strategic growth initiatives,” said Marc Eisenberg, Chief Executive Officer of ORBCOMM. “Over the past 18 months, we have made strides in not only growing our core M2M network connectivity business, but also in expanding our focus on end-to-end solutions within key vertical markets, which enable us to capture a significantly larger portion of the value chain.” He continued, “We are also making solid progress on OG2, which is ORBCOMM’s second generation satellite constellation, scheduled to begin launching later in 2013.”

“ORBCOMM’s strong fourth quarter profitability, driven by increases in revenues, underscores our focus on growth and profitability,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “During the fourth quarter, Total Revenues grew 19% to $16.2 million and Adjusted EBITDA grew 51% to $4.2 million year-over-year. Adjusted EBITDA margins expanded to 26% compared to 20% during the same period last year, continuing to demonstrate strong operating leverage in the business.”

Financial Results and Highlights

Revenues

For the fourth quarter ended December 31, 2012, Service Revenues were $12.4 million compared to $10.8 million during the same period last year. The year-over-year increase of 14% was the result of an increase in our core and direct channel service revenues as well as AIS revenues. For the year ended December 31, 2012, Service Revenues were $49.0 million compared to $37.5 million during the same period last year, increasing 31%.

Product Sales during the fourth quarter of 2012 were $3.8 million compared to $2.9 million during the same period last year. The year-over-year increase of 34% in Product Sales was largely due to an increase in direct channel equipment sales. Product Sales for the year ended December 31, 2012 increased 76% to $15.5 million from $8.8 million during the same period last year.

Total Revenues for the quarter ended December 31, 2012 were $16.2 million compared to $13.7 million during the same period of 2011, an increase of 19%. Total Revenues for the year ended December 31, 2012 were $64.5 million compared to $46.3 million during the same period of 2011, an increase of 39%.

Costs and Expenses

Costs and Expenses for the fourth quarter of 2012 were $13.8 million compared to $12.8 million during the same period in 2011. Costs and Expenses for the year ended December 31, 2012 were $55.4 million compared to $45.3 million during the same period in 2011. The increases for the fourth quarter and full year were mostly due to costs associated with growth in the core business and expenses related to operating the LMS acquisition that were not present in the prior year period, offset by a reduction in Acquisition-related costs and a $0.2 million net impairment gain on the next-generation prototype satellite.

Costs of Product Sales for the fourth quarter of 2012 were $2.2 million compared to $2.3 million for the three months ended December 31, 2011, a decrease of 5% largely due to lower warranty costs. Costs of Services, Product Development, and Selling, General and Administrative Expenses were $11.8 million for the fourth quarter of 2012 compared to $10.3 million in the prior year fourth quarter, an increase of $1.5 million primarily related to increased business activity and the addition of operating expenses for the LMS acquisition. Acquisition-related Costs were negligible in the fourth quarter of 2012.

Income Before Income Taxes, Net Income, and Earnings Per Share

Income Before Income Taxes for the fourth quarter of 2012 was $2.5 million compared to $1.0 million for the fourth quarter of 2011. For the year ended December 31, 2012, Income Before Income Taxes was $10.3 million versus $0.8 million in the prior year period.

Net Income attributable to ORBCOMM Inc. Common Stockholders was $2.1 million for the three months ended December 31, 2012 compared to $0.7 million for the similar three-month period in 2011. For the year ended December 31, 2012, Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was $8.7 million versus a loss of $45,000 in the prior year period.

Basic Earnings Per Share were $0.05 for the fourth quarter of 2012 versus $0.01 for the fourth quarter of 2011, and were $0.19 per share for the year ended December 31, 2012 versus a loss of ($0.00) in the prior year.

EBITDA and Adjusted EBITDA

EBITDA for the fourth quarter of 2012 was $3.8 million compared to $1.9 million in the fourth quarter of 2011, an increase of 99%. EBITDA for the year ended December 31, 2012 was $14.9 million compared to $5.8 million in the prior year period, an increase of 156%.

Adjusted EBITDA for the fourth quarter of 2012 was $4.2 million compared to $2.8 million in the fourth quarter of 2011, an increase of 51%. Adjusted EBITDA margin as a percentage of Total Revenues expanded to 26% in the quarter from 20% a year ago. Adjusted EBITDA for the year ended December 31, 2012 was $16.7 million compared to $8.0 million in the prior year, an increase of 108%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At December 31, 2012, Cash and Cash Equivalents, Restricted Cash, and Marketable Securities were $64.9 million, decreasing from $75.8 million at September 30, 2012 mainly due to milestone payments for our next-generation satellites, partially offset by the insurance proceeds received from the loss of the next-generation prototype satellite and cash provided from operating activities. The net proceeds from the AIG term loan that was completed in early January 2013 are not reflected in the 2012 year-end cash balance.

Cash provided by operating activities was $13.9 million for the year ended December 31, 2012. For the year ended December 31, 2012, cash of $36.6 million was used for capital expenditures, including OG2 satellite expenditures, and $4.0 million was used in the purchase of LMS.

Total ORBCOMM Inc. Stockholders’ Equity was $182.7 million at December 31, 2012.

Subsequent Events

On January 7, 2013, ORBCOMM announced a debt financing in the form of a five-year term loan through a Senior Secured Note Agreement in the principal amount of $45 million with AIG Asset Management (U.S.), LLC. The five-year term loan has no required principal amortization and a fixed interest rate of 9.5%, payable quarterly, for the life of the loan. The company intends to primarily use the proceeds to grow by providing new services, product offerings, geographic distribution and potential acquisitions into key vertical markets.

On February 19, 2013, ORBCOMM relocated its corporate headquarters to Rochelle Park, NJ. The new and larger facility that will combine the corporate offices at Fort Lee, New Jersey, and the StarTrak facilities in Morris Plains, New Jersey, will have the capacity to support the company’s future growth plans.

On March 13, 2013, ORBCOMM entered into definite purchase agreements to acquire substantially all of the assets of MobileNet and GlobalTrak, as discussed above.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.

To access the call, domestic participants should dial 1-877-941-9205 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9819. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “About us” tab, then the investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4606713. The replay will be available from approximately 12:00 PM ET on March 14, 2013, through 11:59 PM ET on March 21, 2013.

About ORBCOMM Inc.

ORBCOMM is a leading global satellite data communications company, specializing in Machine-to-Machine (M2M) communications and solutions. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, and Hyundai Heavy Industries, Asset Intelligence (a subsidiary of I.D. Systems, Inc.), Komatsu Ltd., Manitowoc Crane Companies, Inc., and Volvo Construction Equipment among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine and homeland security. ORBCOMM based products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is an innovator and leading provider of solution services for the refrigerated and transportation markets. Under its ReeferTrak®, GenTrakTM, and CargoWatchTM brands, the Company provides customers with the ability to proactively monitor, manage and remotely control their refrigerated and transportation assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Rochelle Park, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and Asset Intelligence, a subsidiary of I.D. Systems, Inc. (“AI”), other value added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets, and maritime; dependence on a few significant customers; our acquisition of the assets of StarTrak Systems LLC and PAR Logistics Management Systems may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; launch and in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents, on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Robert Costantini	Jennifer Stroud
EVP and Chief Financial Officer	Vice President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
jcl@abmac.com

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2012	2011	2012	2011
Revenues:
Service revenues	$12,369	$10,821	$49,026	$37,513
Product sales	3,837	2,853	15,472	8,793

Total revenues	16,206	13,674	64,498	46,306

Costs and expenses (1) :
Costs of services	5,591	4,063	20,355	15,784
Costs of product sales	2,230	2,341	10,236	6,656
Selling, general and administrative	5,523	5,820	21,853	20,036
Product development	648	421	2,459	1,237
Impairment charges-satellite network	9,793	—	9,793	—
Insurance recovery-satellite network	(10,000)	—	(10,000)	—
Acquisition-related costs	4	182	704	1,608

Total costs and expenses	13,789	12,827	55,400	45,321

Income (loss) from operations	2,417	847	9,098	985

Other income (expense):
Interest income	19	18	93	147
Other income (expense)	28	23	96	(197)
Gain on extinguishment of debt, net of expenses	—	—	1,062	—
Interest expense	(11)	72	(56)	(164)

Total other income (expense)	36	113	1,195	(214)

Income (loss) before income taxes	2,453	960	10,293	771

Income taxes	310	249	1,390	827

Net income (loss)	2,143	711	8,903	(56)

Less: Net income (loss) attributable to the noncontrolling interests	16	12	161	(38)

Net income (loss) attributable to ORBCOMM Inc.	$2,127	$699	$8,742	$(18)

Net income (loss) attributable to ORBCOMM Inc. common stockholders	$2,111	$681	$8,673	$(45)

Per share information-basic:
Net income (loss) attributable to ORBCOMM Inc.	$0.05	$0.01	$0.19	$(0.00)

Per share information-diluted:
Net income (loss) attributable to ORBCOMM Inc.	$0.04	$0.01	$0.18	$(0.00)

Weighted average common shares outstanding:
Basic	46,751	45,669	46,635	44,579

Diluted	47,562	45,920	47,514	44,579

(1) Stock-based compensation included in costs and expenses:
Costs of services	$101	$37	$286	$131
Costs of product sales	5	6	19	8
Selling, general and administrative	433	791	1,346	1,742
Product development	45	15	150	33

	$584	$849	$1,801	$1,914

ORBCOMM Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$8,903	$(56)	$(4,945)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	12	(300)	(246)
Depreciation and amortization	4,824	4,995	4,317
Accretion on note payable - related party	—	98	131
Change in the fair value of acquisition-related contingent consideration	(150)	—	—
Amortization of the fair value adjustment related to StarTrak warranty liabilities	(200)	—	—
Loss on dispostion of other investment in Alanco	—	305	—
Stock-based compensation	1,801	1,914	2,211
Foreign exchange losses (gains)	(92)	(8)	47
Amortization of premium on marketable securities	765	1,219	1,164
Increase in fair value of indemnification assets	(103)	(10)	—
Deferred income taxes	26	46	(258)
Gain on extinguishment of debt and accounts payable	(1,214)	—	—
Amortization of transition shared services	114	—	—
Dividend received in common stock for other investment	—	(84)	(28)
Gain on settlement of vendor liabilities	—	—	(220)
Impairment charge and loss on sale of Stellar	—	—	3,306
Gain on insurance settlement-satellite network	(207)
Impairment charge-satellite network	—	—	6,509
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(1,615)	(1,507)	(1,440)
Inventories	318	(544)	(79)
Prepaid expenses and other assets	202	(50)	(64)
Accounts payable and accrued liabilities	191	535	(320)
Deferred revenue	608	(153)	(6,911)
Other liabilities	(238)	(93)	319

Net cash provided by operating activities of continuing operations	13,945	6,307	3,493

Net cash used in operating activities of discontinued operations	—	—	(51)

Net cash provided by operating activities	13,945	6,307	3,442

Cash flows from investing activities:
Capital expenditures	(36,570)	(7,881)	(7,171)
Purchases of marketable securities	(52,493)	(81,254)	(143,224)
Proceeds from maturities of marketable securities	69,732	101,963	100,303
Change in restricted cash	1,025	810	(50)
Purchase of other investment	—	—	(1,356)
Proceeds of insurance settlement-satellite network	10,000	—	—
Acquisition of net assets of LMS	(4,000)	—	—
Acquisition of net assets of StarTrak, net of cash acquired of $322	—	(1,876)	—

Net cash (used in) provided by investing activities of continuing operations	(12,306)	11,762	(51,498)

Net cash provided by investing activities of discontinued operations	—	—	48

Net cash (used in) provided by investing activities	(12,306)	11,762	(51,450)

Cash flows from financing activities:
Purchase of ORBCOMM Japan’s shares from non-controlling interests	—	—	(768)
Purchase of noncontrolling ownership interests in Satcom International Group plc	(199)	—	—
Repayment of Satcom notes payable	(253)	—	—
Principal payment of note payable	(250)	(200)	—
Principal payments of capital leases	(507)	—	—
Payment upon exercise of SARs	—	(24)	—

Net cash used in financing activities	(1,209)	(224)	(768)

Effect of exchange rate changes on cash and cash equivalents	(708)	190	510

Net (decrease) increase in cash and cash equivalents	(278)	18,035	(48,266)

Cash and cash equivalents:
Beginning of year	35,061	17,026	65,292

End of year	$34,783	$35,061	$17,026

The following table reconciles our Net Income (Loss) attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended December 31,		Twelve months ended December 31,
(in thousands)	2012	2011	2012	2011
Net Income (Loss) attributable to ORBCOMM Inc.	$2,127	$699	$8,742	$(18)
Net interest (income) expense	(8)	(90)	(37)	17
Provision for income taxes	310	249	1,390	827
Depreciation and amortization	1,344	1,042	4,824	4,995

EBITDA	3,773	1,900	14,919	5,821

Stock-based compensation	585	849	1,801	1,914
Loss on disposition of other investment in Alanco	—	—	—	305
Impairment Loss	9,793	—	9,793	—
Insurance Recovery	(10,000)	—	(10,000)	—
Noncontrolling interests	16	12	161	(38)

Adjusted EBITDA	$4,167	$2,761	$16,674	$8,002

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, Loss on disposition of other investment in Alanco, and Noncontrolling interests is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income (loss) or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.